Term sheet No. 388UU

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006 and

product supplement UU dated October 31, 2007

addendum to product supplement UU dated December 13, 2007

Registration Statement No. 333-137902 Dated May 1, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Underlying Securities (BUyS) Linked to the Nasdaq 100® Index due November 30*, 2009

General

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Buffered Underlying Securities (BUyS) Linked to the Nasdaq 100® Index due November 30*, 2009 (the “securities” or “BUyS”) are designed for investors who seek an enhanced return of 2.0 times the appreciation, if any, of the Nasdaq 100® Index (the “Index”) at maturity, up to an Index Return Cap (as defined below) of between 7.25% and 9.25%, resulting in a Maximum Return of between 14.50% and 18.50% of the $1,000 face amount (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the securities and to lose up to 90.00% of their initial investment if the Index declines.

•	The notes are the senior unsecured obligations of Deutsche Bank AG due on or about November 30*, 2009.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about May 23*, 2008 and are expected to settle three business days later on or about May 29*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	The Nasdaq 100® Index.

Issue Price:	100.00% of the face amount.

Buffer Level:	10.00%

Participation Rate:	200.00%

Index Return Cap:	7.25% - 9.25% (to be determined on the Trade Date)

Maximum Return:	14.50% - 18.50% of the $1,000 face amount (to be determined on the Trade Date)

Payment at Maturity:

•     If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Index Return, subject to an Index Return Cap of between 7.25% and 9.25%, multiplied by the Participation Rate, resulting in a Maximum Return of between 14.50% and 18.50% of the $1,000 face amount (to be determined on the Trade Date). Accordingly, if the Index Return is positive, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000  +  ($1,000  x  Index Return  x  Participation Rate)

•     If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of BUyS.

•     If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1.00% of the face amount of your securities for every 1.00% that the Index declines beyond the Buffer Level. Accordingly, in this case, if the Index Return is less than -10.00%, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000  +  [$1,000  ×  (Index Return  +  Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level of 10.00%, you could lose up to $900.00 per $1,000 face amount of BUyS.

Index Return:	Subject to the Index Return Cap, the Index Return will be calculated as follows:

Final Level – Initial Level
Initial Level

Initial Level:	The Index closing level on the Trade Date.

Final Level:	The Index closing level on the Final Valuation Date.

Trade Date:	May 23*, 2008

Final Valuation Date:	November 24*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	November 30*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 KT 9

ISIN:	US2515A0KT96

*	Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to the product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$

(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement UU dated October 31, 2007 and the addendum to product supplement UU dated December 13, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement UU dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement UU dated October 31, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507231376/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes a hypothetical Index Return Cap of 8.25% and an Initial Level of 1,935.00 (the actual Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return on Security (%)
3,870.00	100.00%	1,165.00	16.50%
3,386.25	75.00%	1,165.00	16.50%
2,902.50	50.00%	1,165.00	16.50%
2,418.75	25.00%	1,165.00	16.50%
2,322.00	20.00%	1,165.00	16.50%
2,094.64	8.25%	1,165.00	16.50%
2,051.10	6.00%	1,120.00	12.00%
1,973.70	2.00%	1,040.00	4.00%
1,954.35	1.00%	1,020.00	2.00%
1,935.00	0.00%	1,000.00	0.00%
1,915.65	-1.00%	1,000.00	0.00%
1,896.30	-2.00%	1,000.00	0.00%
1,818.90	-6.00%	1,000.00	0.00%
1,741.50	-10.00%	1,000.00	0.00%
1,644.75	-15.00%	950.00	-5.00%
1,451.25	-25.00%	850.00	-15.00%
967.50	-50.00%	600.00	-40.00%
483.75	-75.00%	350.00	-65.00%
0.00	-100.00%	100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Index increases from the Initial Level of 1,935.00 to the Final Level of 2,051.00. Because the Index Return of 6.00% is less than the Index Return Cap of 8.25%, the investor receives a payment at maturity of $1,120.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + ($1,000.00 x 6.00% x 200.00%) = $1,120.00

Example 2: The level of the Index increases from the Initial Level of 1,935.00 to a Final Level of 2,322.00. Because the Index Return of 20.00% is greater than the Index Return Cap of 8.25%, the investor receives a payment at maturity of $1,165.00 per $1,000 security face amount, the maximum payment on the securities.

Payment at maturity per $1,000 face amount = $1,165.00

Example 3: The Index declines from the Initial Level of 1,935.00 to the Final Level of 1,818.90. Because the decline in the Index from the Initial Level of 1,935.00 to the Final Level of 1,818.90 does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount = $1,000.00

Example 4: The Index declines from the Initial Level of 1,935.00 to the Final Level of 1,451.25. Because the decline in the Index from the Initial Level of 1,935.00 to the Final Level of 1,451.25 exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $850.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-25.00% + 10.00%)] = $850.00

Example 5: The Index declines from the Initial Level of 1,935.00 to the Final Level of 0. Because the decline in the Index from the Initial Level of 1,935.00 to the Final Level of 0 exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $100.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-100.00% + 10.00%)] = $100.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Index Return, subject to an Index Return Cap of between 7.25% and 9.25% (to be determined on the Trade Date), by a Participation Rate of 200.00%, resulting in a Maximum Return of between 14.50% and 18.50% of the $1,000 face amount of the securities (to be determined on the Trade Date). Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 10.00%. If such decline is more than the Buffer Level of 10.00%, for every 1.00% decline beyond 10.00%, you will lose an amount equal to 1.00% of the face amount of your securities. For example, an Index Return of -30.00% will result in a 20.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE NASDAQ 100 – The return on the securities is linked to the performance of the Nasdaq 100® Index. The Nasdaq 100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market tier of the Nasdaq. The Nasdaq 100 Index® share weights of the component securities of the Nasdaq 100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the Nasdaq 100 Index® is directly proportional to the value of its Nasdaq 100 Index® share weight. For additional information about the Nasdaq 100® Index, see “The Nasdaq 100® Index” in this term sheet.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $100 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 10.00% Buffer Level. Accordingly, you could lose up to $900 for each $1,000 security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX RETURN CAP – As a holder of the securities, you will not benefit from any appreciation of the Index beyond the Index Return Cap of between 7.25% and 9.25% (to be determined on the Trade Date). Therefore, a Maximum Return of between 14.50% and 18.50% of the $1,000 face amount (to be determined on the Trade Date) applies to the BUyS and if the Index Return exceeds the Index Return Cap, your payment at maturity will be limited to between $1,145.00 and

$1,185.00 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of the Index, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these comments could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Nasdaq 100 Index®

We have derived all information regarding the Nasdaq 100 Index®, contained in this term sheet, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Nasdaq Stock Market, Inc. (“Nasdaq”). Nasdaq has no obligation to publish, and may discontinue publication of, the Nasdaq 100 Index®.

The Nasdaq 100 Index® is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The Nasdaq Global Market tier of the Nasdaq. The Nasdaq 100 Index® was first published in January 1985 and includes companies across a variety of major industry groups. Current information regarding the market value of the Nasdaq 100 Index® is available from the Nasdaq as well as numerous market information services.

The Nasdaq 100 Index® share weights of the component securities of the Nasdaq 100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the Nasdaq 100 Index® is directly proportional to the value of its Nasdaq 100 Index® share weight.

Computation of the Nasdaq 100 Index®

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq 100 Index®, a security must be listed on the Nasdaq and meet the following criteria:

•	the security must be listed on The Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume on the Nasdaq of at least 200,000 shares;

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if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being Nasdaq 100 Index® eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

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the security must have seasoned on the Nasdaq or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

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if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq 100 Index® by market capitalization for the six prior consecutive month ends, then a one-year seasoning criteria would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the Nasdaq 100 Index® the following criteria apply:

•	the security must be listed on The Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process;

•	if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading, as measured annually during the ranking review process;

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the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq 100 Index® at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq 100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These Nasdaq 100 Index® eligibility criteria may be revised from time to time by the Nasdaq without regard to the securities.

The Nasdaq 100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities listed on the Nasdaq Stock Market which meet the applicable eligibility criteria are ranked by market value. Nasdaq 100 Index® -eligible securities which are already in the Nasdaq 100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Nasdaq 100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq 100 Index®-eligible securities not currently in the Nasdaq 100 Index® that have the largest market capitalization. The data used in the ranking includes end of October Nasdaq market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Nasdaq 100 Index® security is no longer traded on the Nasdaq, or is otherwise determined by the Nasdaq to become ineligible for continued inclusion in the Nasdaq 100 Index®, the security will be replaced with the largest market capitalization security not currently in the Nasdaq 100 Index® and meeting the Nasdaq 100 Index® eligibility criteria listed above.

In addition to the Ranking Review, the securities in the Nasdaq 100 Index® are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 5.0%, that change is made to the Nasdaq 100 Index® on the evening prior to the effective date of that corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq 100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those Nasdaq 100 Index® securities. Ordinarily, whenever there is a change in the Nasdaq 100 Index® share weights or a change in a component security included in the Nasdaq 100 Index®, the Nasdaq adjusts the divisor to assure that there is no discontinuity in the level of the Nasdaq 100 Index® which might otherwise be caused by any of those changes.

Rebalancing of the Nasdaq 100 Index®

The Nasdaq 100 Index® is calculated under a modified capitalization-weighted methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq 100 Index® by a few large stocks); (3) reduce Nasdaq 100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq 100 Index® securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the Nasdaq’s quarterly scheduled weight adjustment procedures, the Nasdaq 100 Index® securities are categorized as either Large Stocks or Small Stocks depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq 100 Index® (i.e., as a 100-stock index, the average percentage weight in the Nasdaq 100 Index® is 1.0%).

This quarterly examination will result in a Nasdaq 100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Index security must be less than or equal to 24.0% and (2) the collective weight of those Index securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Index. If either one or both of these weight distribution requirements are not met upon quarterly review, or the Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Index security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Index security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their collective weight exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the collective weight, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner.

In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stocks relative ranking among the Small Stocks such that the smaller the Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq 100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the Nasdaq 100 Index® securities are set, the Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the Index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the Index divisor will be made to ensure continuity of the Nasdaq 100 Index®.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Index share weights. However, the Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Index components. In those instances, the Nasdaq would announce the different basis for rebalancing prior to its implementation.

License Agreement with Nasdaq

We have entered into an agreement with Nasdaq providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nasdaq 100 Index® which is owned and published by Nasdaq, in connection with certain securities, including the securities offered hereby.

The securities are not sponsored, endorsed, sold or promoted by Nasdaq (Nasdaq along with its affiliates, the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Nasdaq 100 Index®, to track general stock market performance. The Corporations’ only relationship to Deutsche Bank (“Licensee”) is in the licensing of the Nasdaq 100® , Nasdaq 100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq 100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the securities. Nasdaq has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculation the Nasdaq 100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no Liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ 100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF THE CORPORATIONS AND ARE LICENSED FOR USE BY DEUTSCHE BANK AG. THE SECURITIES HAVE NOT BEEN PASSED ON BY THE CORPORATIONS AS TO THEIR LEGALITY OR SUITABILITY. THE SECURITIES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED TO BY THE CORPORATIONS. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Discontinuation of the Nasdaq 100 Index®; Alteration of Method of Calculation

If Nasdaq discontinues publication of the Nasdaq 100 Index® and Nasdaq or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Nasdaq 100 Index® (such index being referred to herein as a “Nasdaq 100 successor index”), then any Nasdaq 100 Index® closing level will be determined by reference to the level of such Nasdaq 100 successor index at the close of trading on the NYSE, the AMEX, the Nasdaq Stock Market or the relevant exchange or market for the Nasdaq 100 successor index on any date relevant for the Securities that occurs after the Nasdaq 100® Index is discontinued, including the Final Valuation Date.

Upon any selection by the calculation agent of a Nasdaq 100 successor index, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

If Nasdaq discontinues publication of the Nasdaq 100 Index® prior to, and such discontinuation is continuing on any relevant date for the Securities, including the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no Nasdaq 100 successor index is available at such time, or the calculation agent has previously selected a Nasdaq 100 successor index and publication of such Nasdaq 100 successor index is discontinued prior to, and such discontinuation is continuing on, any relevant date, then the calculation agent will determine the Nasdaq 100 Index® closing level for such date. The Nasdaq 100 Index® closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Nasdaq 100 Index® last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nasdaq 100

Index®. Notwithstanding these alternative arrangements, discontinuation of the publication of the Nasdaq 100 Index® on the relevant exchange may adversely affect the value of the securities. If at any time the method of calculating the Nasdaq 100 Index® or a Nasdaq 100 successor index, or the level thereof, is changed in a material respect, or if the Nasdaq 100 Index® or a Nasdaq 100 successor index is in any other way modified so that the Nasdaq 100 Index® or such Nasdaq 100 successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nasdaq 100 Index® or such Nasdaq 100 successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Nasdaq 100 Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nasdaq 100 Index® or such Nasdaq 100 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Nasdaq 100 Index® closing level with reference to the Nasdaq 100 Index® or such Nasdaq 100 successor index, as adjusted. Accordingly, if the method of calculating the Nasdaq 100® Index or a Nasdaq 100 successor index is modified so that the level of the Nasdaq 100 Index® or such Nasdaq 100 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nasdaq 100 Index®), then the calculation agent will adjust its calculation of the Nasdaq 100 Index® or such Nasdaq 100 successor index in order to arrive at a level of the Nasdaq 100 Index® or such Nasdaq 100 successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the BUyS.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for the Index, any security (or any combination thereof) then included in the Index or any successor index or any futures or option contracts or exchange traded funds related to the Index, as applicable.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 2, 1998 through April 29, 2008. The closing level of the Nasdaq 100® Index on April 29, 2008 was 1,933.60. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.